Investment Agreement

According to Chinese Companyfs Law, by discussion and negotiation, all shareholders willing to invest to set up company limited, the following is agreement:

1.	The name of company applied to set up is intended to be Inner Mongolia Litai Coking Co., Ltd.

2.	The registered capital will be RMB10 million yuan.

3.	The main operation includes coal processing,productionAsales and transportation of chemical production, restaurant.

4.	name of shareholderAinvestment methodAinvestment and proportion

Name of shareholder	Investment(RM10 thousand yuan)	Proportion (%)	Investment method
Li Junyan	200	20	Cash
Li Jianguang	200	20	Cash
Inner Mongolia Tehong Coal Group Co., Ltd	150	15	Cash
Qu Puyi	150	15	Cash
Ding Wenhua	100	10	Cash
Yang Shengjie	75	7.5	Cash
Zhang Lihua	75	7.5	Cash
Wang Yun	50	5	Cash

5.	Due to any reason, if established company can not meet shareholderfs will, by negotiation and agreement, this company can be ceased registration of this company, hence all expense during establishment and registration of this company should be borne by shareholders according to itfs investment proportion.

Signature of shareholders:

Li Jianguang, Qu Puyi, Inner Mongolia Tehong Coal Group Co., Ltd(stamp), Zhang Lihua, Ding Wenhua, Wang Yun, Li Junyan, Yang Shengjie

Sep.18,2002